15


As filed with the Securities and Exchange Commission on January 31, 1997

                                Registration Statement No. 333

               SECURITIES AND EXCHANGE COMMISSION
                            FORM S-3
                    REGISTRATION STATEMENT
                             Under
                  THE SECURITIES ACT OF 1933

             NATIONAL PATENT DEVELOPMENT CORPORATION
    (Exact name of registrant as specified in its charter)

       Delaware                               13-1926739
(State or other jurisdiction of             (I.R.S. Employer
incorporation or organization)          Identification Number)

                       9 West 57th Street
                          Suite 4170
                   New York, New York  10019
                         (212) 826-8500
      (Address, including zip code, and telephone number,
         including area code, of registrant's principal
                       executive offices)

                         Andrea Kantor
                   Associate General Counsel
                      9 West 57th Street
                          Suite 4170
                   New York, New York 10019
                         (212) 230-9516
               (Name, address, including zip code, and
               telephone number, including area code,
                        of agent for service)

          Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

          If the only securities being registered on this Form
are being offered pursuant to dividend or interest reinvestment
plans, please check the following box.    / /

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans,
check the following box.    /X/

          If this Form is filed to register additional securities
for an offering pursuant to Rule 462 (b) under the Securities
Act, please check the following box and list the Securities Act registration number of the earlier effective registration
statement for the same offering.    / /

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the
same offering.    / /

          If delivery of the prospectus is expected to be made
pursuant to Rule 434, please check the following box.    / /

                CALCULATION OF REGISTRATION FEE


Title of                        Proposed         Proposed
each class                      maximum          maximum
of securities    Amount         offering         aggregate    Amount of
to be            to be          price per        offering     Registration
registered       registered     share            price        fee


Common Stock,
par value $.01
per share        673,411        $8.25            $5,555,641   $1,683.52

        (1) Estimated solely for the purpose of calculating the registration fee based on the average of the high and low prices per share of the Common Stock on January, 29 1997 as reported by AMEX, pursuant to Rule 457(c).

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, dated January 31, 1997

                           PROSPECTUS

            NATIONAL PATENT DEVELOPMENT CORPORATION

                 673,411 SHARES OF COMMON STOCK

                   PAR VALUE $.01 PER SHARE

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          INVESTMENT IN THE SHARES OFFERED HEREBY INVOLVES A HIGH
DEGREE OF RISK.  SEE "RISK FACTORS" ON PAGE 5 OF THIS PROSPECTUS.

          173,411 shares of Common Stock, par value $.01 per share (the "Common Stock") of National Patent Development Corporation, a Delaware corporation (the "Company"), being offered hereby are being sold by stockholders of the Company (the "Selling Stockholders.") The Company will not receive any proceeds from the sale of shares by the Selling Stockholders.
See "Selling Stockholders."

        500,000 shares of Common Stock of the Company are being sold by the Company from time to time. To the extent required, the number of shares being sold by the Company, the purchase price, the public offering price, the proceeds to the Company and the other terms of the offering of the Common Stock by the Company will be set forth in a Prospectus Supplement to be delivered at the time of any such offering. See "Use of Proceeds".

        The Common Stock to be sold by the Company may be sold directly by the Company or through agents, underwriters or dealers designated from time to time. If any agents of the Company or any underwriters are involved in the sale of the Common Stock by the Company in respect of which this Prospectus is being delivered, the names of such agents or underwriters and any applicable discounts or commissions with respect to such Common Stock will also be set forth in a Prospectus Supplement, to the extent required. See "Plan of Distribution".

          The Common Stock is quoted on the American Stock
Exchange ("AMEX") under the symbol "NPD." On January 29, 1997 the closing price of the Common Stock on AMEX was $8.3125.

          It is presently anticipated that all of the above referred to shares of Common Stock will be offered from time to time by the Selling Stockholders in one or more transactions on AMEX or the Pacific Stock Exchange, Inc., in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market prices, or at negotiated prices. It is anticipated that broker-dealers participating in sales of the Common Stock will receive ordinary and customary brokerage commissions. See "Plan of Distribution."

The date of this Prospectus is February __, 1997

                     AVAILABLE INFORMATION

          This Prospectus omits certain of the information contained in the Registration Statement relating to the securities offered hereby which is on file with the Securities and Exchange Commission (the "Commission"). The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements, and other information with the Commission. Such Registration Statement, reports, proxy statements, and other information can be inspected, without charge, and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C., 20549, and at its regional offices located at 7 World Trade Center, 13th Floor, New York, NY 10048; and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60061. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. Such material can also be inspected at the American Stock Exchange, Inc., 86 Trinity Place, New York, New York, and at the Pacific Stock Exchange, Inc., 301 Pine Street, San Francisco, California, on which Exchanges the Company's Common Stock is listed.

              DOCUMENTS INCORPORATED BY REFERENCE

          1. Annual Report on Form 10-K for the fiscal year ended
December 31, 1995 filed by the Company with the Commission on April 1, 1996.

          2. Annual Report on Form 10-K/A No. 1 for the year ended December 31, 1995 filed by the Company with the Commission on April 29, 1996.

          3. Annual Report on Form 10-K/A No. 2 for the year ended December 31, 1995 filed by the Company with the Commission on May 10, 1996.

          4. Annual Report on Form 10-K/A No. 3 for the year ended December 31, 1995 filed by the Company with the Commission on June 14, 1996.

          5. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996 filed with the Commission on May 15, 1996, August 13, 1996 and November 14, 1996, respectively, pursuant to Section 13(a) or 15(d) of the Exchange Act.

          6. Current Reports on Form 8-K filed with the
Commission on November 25, 1996, December 31, 1996 and January
28, 1997.

          All documents filed with the Commission by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering hereby of the Common Stock shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents.

          Any person receiving a copy of this Prospectus may obtain without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for exhibits to such documents (unless such exhibits are specifically incorporated by reference into the documents which this Prospectus incorporates). Requests should be directed to:
Corporate Secretary, National Patent Development Corporation, 9 West 57th Street, New York, New York 10019, (212) 826-8500.

                       RECENT DEVELOPMENTS

             On January 23, 1997 stockholders of each of the Company and General Physics Corporation ("General Physics"), voted to approve the merger of a wholly-owned subsidiary of the Company and General Physics, pursuant to which General Physics became a wholly-owned subsidiary of the Company. Under the terms of the Merger Agreement, holders of General Physics Common Stock will be receiving .60 shares of the Company's Common Stock for each share of General Physics common stock.

                           THE COMPANY

             The Company is primarily a holding company, which is a legal entity separate and distinct from its various operating subsidiaries. The Company and its operating subsidiaries (i) provide engineering, environmental, training, analytical and technical support services to commercial nuclear and fossil power utilities, the United States Departments of Defense and Energy, Fortune 500 companies and other commercial and governmental customers, (ii) are engaged in the wholesale distribution of home decorating, hardware and finishing products, (iii) manufacture molded and coated optical products (such as shields and face masks and non-optical plastic products) and (iv) manufacture medical devices, drugs and cosmetic polymer products. The Company also has an investment in one company in the health care industry and an investment in one company in the waste treatment solution area. In addition, the Company owns approximately 54% of the common stock of a company that distributes generic pharmaceutical products in Russia.

             The address of the Company's principal executive offices is 9 West 57th Street, Suite 4170, New York, New York
10019 and its telephone number is (212) 826-8500.

                          RISK FACTORS

             Prospective investors should consider carefully the following factors, together with the other information contained or incorporated by reference in this Prospectus, in evaluating an investment in the Common Stock offered hereby. This Prospectus contains or incorporates by reference certain forward-looking statements reflecting management's current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, all of which are difficult to predict and many of which are beyond the control of the Company, that could cause actual results to differ materially from those in the forward-looking statement, including, but not limited to, the following factors.

             (a) Historical Losses. For the year ended December 31, 1995, the Company's income before income taxes, discontinued operation and extraordinary item was $5,819,000, as compared to a loss of $10,648,000 for the year ended December 31, 1994. However, the improvement in results was due principally to gains recognized on sales and reclassification of equity interests in affiliates, which aggregated $12,863,000 in the year ended December 31, 1995 and $0 in 1994. For the nine months ended September 30, 1996, the Company's income before income taxes, discontinued operation and extraordinary item was $11,046,000, as compared to income of $4,190,000 for the nine months ended September 30, 1995. The $11,046,000 of income before income taxes, discontinued operation and extraordinary item for the nine months ended September 30, 1996 includes $12,200,000 of gain realized from the sale of 1,000,000 shares of common stock of GTS Duratek, Inc. in April of 1996.

             (b) Holding Company, Dependence on Shareholders. As a holding company, the Company is dependent upon management fees, dividends, payments or advances from operating subsidiaries and its ability to divest itself of certain of its marketable investments as its primary source of cash to service outstanding debt and to fund its operations. The ability of the Company to obtain cash from an operating subsidiary depends upon, among other factors, the operating results of the subsidiary, restrictions on payments to the Company imposed by other agreements governing the subsidiary and the degree of dilution of dividend payments resulting from public ownership of equity securities of the subsidiary. In addition, the ability of the Company to divest itself of its marketable long-term investments is subject to prevailing market conditions, and the forced sale of a significant number of shares of common stock of any such marketable investment may adversely affect the total proceeds received by the Company from any such sale. Since the Company is primarily a holding company, an investment in securities of the Company is subject to the performance of the Company's subsidiaries and investments.

                         USE OF PROCEEDS

     The Company will receive none of the proceeds from the sale of the Common Stock offered by the Selling Stockholders and will pay all of the expenses of this offering. The Company anticipates that it will use the proceeds from the shares of Common Stock offered by the Company primarily for working capital and general corporate purposes.

                      SELLING STOCKHOLDERS

          The Registration Statement, of which this Prospectus is part, relates to an aggregate of 500,000 shares of Common Stock to be sold by the Company from time to time and an aggregate of 173,411 shares of Common Stock to be sold by certain other selling stockholders set forth below from time to time. The following table sets forth certain information as of the date of this Prospectus with respect to the Selling Stockholders. The shares to be sold by the Selling Stockholders represent shares of Common Stock currently owned by the Selling Stockholders or which may be acquired by them on exercise of stock options. The Company will receive the exercise price on any such exercise of stock options but will not receive any of the proceeds from the sale of such shares. Beneficial ownership after this offering will depend on the number of shares sold by each Selling Stockholder.

    Name of Selling        Number of     Of Total Number   Percentage Number
      Stockholder            Shares      of Shares           of       of
                           Beneficially  Beneficially       Class     Shares
                           Owned Prior   Owned, Shares     Prior to   Offered
                           to This       Which May be         This
                           Offering      Acquired          Offering
                                         within 60 Days

Jerome I. Feldman(1)(2)(3)  695,228      292,542           8.5%       21,618

Martin M. Pollak(1)(2)(3)   695,164      295,042           8.5%       21,618

Scott N. Greenberg(2)(3)     85,809       45,875           1.1%       10,809

Lawrence M. Gordon(1)(3)     47,462       36,025            *         10,809

John C. McAuliffe(3)         22,297        4,000            *         17,521

Jack E. Lee(3)               10,001          0              *          9,206

John V. Moran(3)             15,713          0              *         14,932

Douglas Sharp(3)             11,642        1,125            *          9,605

Kenneth L. Crawford(3)        6,805          500            *          5,512

Patricia A. Stricker(3)       3,754           0             *          3,713

Russell C. Youngdahl(3)      11,890           0             *         11,890

Sheldon L. Glashow(3)           540           0             *            540

Bernard M. Kauderer(3)          540           0             *            540

Ogden R. Reid(3)              9,120        8,330            *            540

Ryder, Inc.(4)               34,558           0             *         34,558

*The number of shares owned is less than 1%.

(1) Included in the table are 31,250 shares for each of Messrs. Feldman and Pollak which they currently have the right to acquire through the conversion of shares of NPD Class B Stock into shares of NPD Common Stock which they currently own. Also included in the table is 1,618 shares for a foundation of which Mr. Pollak is a trustee. Also included in the table are 1,107 shares for Mr. Feldman, 604 shares for Mr. Pollak and 503 shares for Mr. Gordon, issuable upon the conversion of bonds issued with the Company's 12% Subordinated Debentures Due 1997. Mr. Feldman disclaims beneficial ownership of the 404 shares issuable upon conversion of bonds held by his wife pursuant to the Debentures. Messrs. Feldman and Pollak disclaim beneficial ownership of 1,173 and 5,752 shares, respectively, held by members of their families which are included in this table.

(2) Included in the table are options to purchase 285,325 shares of NPD Class B Stock for each of Messrs. Feldman and Pollak, and 25,000 shares of NPD Class B Stock for Mr. Greenberg, which they currently have the right to acquire through the exercise of stock options, which shares are convertible into shares of NPD Common Stock.

(3) Consists of shares of NPD Common Stock received or to be received by certain officers and directors of General Physics Corporation ("General Physics") in exchange for shares and/or stock options of GPC Common Stock in connection with the merger of General Physics with the Company. See "Recent Developments". Messrs. Feldman, Pollak, Greenberg and Gordon are officers and/or directors of General Physics and are also officers and/or directors of the Company.

(4) Consists of shares issuable pursuant to a court imposed settlement agreement between the Company and Ryder, Inc., whereby the Company is required to pay Ryder, Inc. $300,000 per year in cash or stock, at the Company's option, over a ten year period which commenced on January 15, 1988.


                      PLAN OF DISTRIBUTION

          The sale of shares of Common Stock by the Selling Stockholders may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Stockholders) on AMEX or the Pacific Stock Exchange or in negotiated transactions, through the writing of options on such shares, a combination of such methods of sale, or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices.

          Selling Stockholders may effect such transactions by selling their shares directly to purchasers, through broker-dealers acting as agents for the Selling Stockholders, or to broker-dealers who may purchase shares as principals and thereafter sell the shares from time to time on AMEX or the Pacific Stock Exchange, in negotiated transactions, or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders and/or the purchasers for whom such broker-dealers may act as agents or to whom they may sell as principals or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

          The Selling Stockholders and broker-dealers, if any, acting in connection with such sale might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any such commission received by them and profit on the resale of such shares might be deemed to be underwriting discounts and commissions under the Securities Act.

     The Company may offer the Common Stock in any of three ways:
(i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. To the extent required, any Prospectus Supplement with respect to shares of the Common Stock will set forth the terms of the offering and the proceeds to the Company from the terms of the offering and the proceeds to the Company from the sale thereof, any underwriting discounts and other items of price, and any discounts or concessions allowed or reallowed or paid to dealers. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.


          If underwriters are utilized, the Common Stock being sold to them will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Common Stock may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. To the extent required, the underwriter or underwriters with respect to the Common Stock being offered by the Company will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of such Prospectus Supplement. Any underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent, and that the underwriters will be obligated to purchase all of the Common Stock to which such underwriting agreement relates if any is purchased. The Company will agree to indemnify any underwriters against certain civil liabilities, including liabilities under the Securities Act.

          The Common Stock may be sold directly by the Company or through agents designated by the Company from time to time. To the extent required any agent involved in the offer or sale of the Common Stock in respect of which this Prospectus is delivered will be set forth in the Prospectus Statement. Unless otherwise indicated in the Prospectus Statement, any such agent will be acting on a best efforts basis for the period of its appointment.

     The Company will pay all of the expenses of this offering.

        The shares of Common Stock are listed on AMEX and the Pacific Stock Exchange, Inc. The Common Stock offered hereby by the Company and the Selling Securities Holders when issued, will be listed, subject to notice of issuance, on said Exchanges.

                  DESCRIPTION OF CAPITAL STOCK

          Common Stock. At the Company's Special Meeting of stockholders held on January 23, 1997, a proposal was adopted which amended the Certificate of Incorporation of the Company to decrease the number of authorized shares of NPD Common Stock from 40,000,000 to 25,000,000. As of January 27, 1997, 7,571,135
shares of NPD Common Stock were issued and outstanding and 62,500 shares of NPD Class B Stock were issued and outstanding. Each share of the NPD Common Stock is entitled to one vote per share on all matters and each share of the NPD Class B Stock is entitled to ten votes per share on all matters, without distinction between classes except when approval of a majority of each class is required by statute. The NPD Class B Stock is convertible at any time into shares of NPD Common Stock on a share for share basis.

          Since the NPD Common Stock and the NPD Class B Stock do not have cumulative voting rights, the holders of shares having more than 50% of the voting power, if they choose to do so, may elect all the directors of the Company and the holders of the remaining shares would not be able to elect any directors. The holders of NPD Common Stock and NPD Class B Stock have no preemptive rights, nor are there any redemption or sinking fund rights with respect to the NPD Common Stock or the NPD Class B Stock.

          The holders of NPD Common Stock and NPD Class B Stock are entitled to share equally in any dividends that may be declared, but in the case of a stock split or stock combination, if any stock dividends are declared, they are to be declared and paid at the same rate on each class of stock in the shares of such class. In the event of liquidation, dissolution or winding up of the Company, the holders of the NPD Common Stock and the NPD Class B Stock are entitled to share equally in the corporate assets available for distribution to stockholders after the payment of or reservation for corporate debts and liabilities and liquidation preferences of, and unpaid dividends on, any class of preferred stock which may then be outstanding. None of the shares of either class has any preemptive or redemption rights or sinking fund provisions applicable to it, and all the presently outstanding shares are fully paid and non-assessable.

          Preferred Stock. The Company is currently authorized to issued 10,000,000 shares of preferred stock in one or more series. There are presently no shares of preferred stock issued. To the extent that any shares of preferred stock may be issued, such preferred stock may (i) have priority over NPD Common Stock with respect to dividends and the assets of National Patent upon liquidation; (ii) have significant voting power; (iii) provide for representation of the holders of the preferred stock on National Patent's Board of Directors upon the occurrence of certain events; and (iv) require the approval of the holders of the preferred stock for the taking of certain corporate actions, such as mergers.

          The issuance of preferred stock with certain attributes and under certain circumstances could have the effect of delaying, deferring or preventing a change in control of National Patent without further action of the holders of NPD Common Stock. The issuance of preferred stock with voting and conversion rights could adversely affect the voting power of the holders of NPD Common Stock, including the loss of voting control to others. National Patent has no present plan or intention to issue any shares of preferred stock.

Transfer Agent and Registrar

          Harris Trust Company of New York is the transfer agent and registrar for the Common Stock.

                         LEGAL OPINION

          Andrea D. Kantor, Esq., Associate General Counsel of the Company, has passed upon the legality of the Common Stock of the Company being offered hereby. Ms. Kantor owns 625 shares of Common Stock and has options to purchase 4,375 shares of Common Stock under the Company's Non-Qualified Stock Option Plan, all of which are currently exercisable.

                            EXPERTS

          The audited consolidated financial statements of the Company at December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995, incorporated by reference herein, have been incorporated by reference herein in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting. The consolidated financial statements of GSE Systems, Inc. and Subsidiaries (GSES) as of December 31, 1994 and 1995 and for the period April 14, 1994 through December 31, 1994 and the year ended December 31, 1995 and the financial statements of Simulation Systems & Services Technologies Company and MSHI, Inc., GPI International Engineering & Simulation, Inc., and EuroSim AB for the year ended December 31, 1993 and the period January 1, 1994 through April 13, 1994, all incorporated by reference in this Registration Statement, have been incorporated herein in reliance on the reports of Coopers & Lybrand, L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                         MISCELLANEOUS

          No person has been authorized to give any information or to make any representations, other than as set forth in this Prospectus, in connection with the offer contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company.

          Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy any of these securities to any person in any jurisdiction in which such offer or solicitation may not lawfully be made and does not constitute an offer of any securities other than those to which it relates.

                     ADDITIONAL INFORMATION

          The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the shares of Common Stock being offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by the Rules and Regulations of the Commission. For further information with respect to the Company and the offering, reference is made to the Registration Statement, including exhibits incorporated therein by reference or filed as part thereof, copies of which may be obtained from the Commission's principal office in Washington, D.C. at prescribed rates, or, under certain circumstances, from the Company.
                            PART II

          INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered
(other than underwriting discounts and commissions, of which there are none) are as follows:

SEC Registration Fee              $1,683.52
Accounting Fees and Expenses       2,500.00
Miscellaneous Expenses               116.48
TOTAL:                            $4,300.00


Item 15.  Indemnification of Directors and Officers.

        Section l45 of the Delaware General Corporation Law, as amended, grants each corporation organized thereunder certain powers to indemnify its officers and directors against liability for certain of their acts. Article ELEVEN of the Company's Restated Certificate of Incorporation and Article III, Section l5 of the by-laws of the Company, provide that the Company shall, to the full extent permitted by law or to the extent that a court of competent jurisdiction shall deem proper or permissible under the circumstances, whichever is greater, indemnify all directors, officers, incorporators, employees, or agents of the Company.

        In addition, Section l02 of the Delaware General Corporation Law permits corporations, through provisions in their certificates of incorporation, to limit the monetary liability of directors. Article TWELVE of the Company's Restated Certificate of Incorporation provides that no director of the Company shall be liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section l74 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper benefit.

        The Company has purchased Director's and Officers'
Liability Insurance, including a Company Reimbursement Policy.
Subject to the policy conditions, the insurance provides coverage for amounts payable by the Company to its directors and officers pursuant to the Company's by-laws.

Item l6.  Exhibits

5.1 Opinion of Andrea D. Kantor, Esq., Associate General Counsel, Registrant, as to the legality of the securities being registered*

23           Consent of KPMG Peat Marwick LLP, Independent Auditors*

23.1         Consent of Coopers & Lybrand L.L.P., Independent Accountants*

23.2         Consent of Andrea D. Kantor (included in Exhibit 5.1)*

*Filed herewith.

Item 17.     Undertakings.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        A. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        B. The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

        Provided, however, that paragraphs B(1)(i) and (B)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                          SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, and the State of New York, on this 30th day of January 1997.


                                 NATIONAL PATENT DEVELOPMENT
                                 CORPORATION
                                 (Registrant)

                                 Jerome I. Feldman
                                 President and
                                 Chief Executive Officer

   Pursuant to the requirements of the Securities Act of l933, the Registration Statement has been signed by the following persons in their capacities on January 30, 1997.


SIGNATURES                                   TITLE



Jerome I. Feldman                    President and Chief
                                     Executive Officer and Director
                                     (Principal Executive Officer)



Scott N. Greenberg                   Vice President, Chief
                                     Financial Officer and Director
                                     (Principal Financial and
                                     Accounting Officer)



Martin M. Pollak                     Executive Vice President and
                                     Treasurer and Director


Ogden R. Reid                        Director